Exhibit 99.4

Fred Meyer, Inc.


Supplemental Consolidated Statements of Income

                                                                               Fiscal Year Ended
                                                                  -------------------------------------------
                                                                  January 31,     February 1,     February 3,
     (In thousands, except per share data)                               1998            1997            1996
                                                                  -----------     -----------     -----------
     Net sales                                                    $ 7,359,202     $ 4,530,120     $ 4,152,574
     Cost of goods sold:
       General                                                      5,175,128       3,177,838       2,959,650
       Related party lease (Note 4)                                        -            5,566           5,673
                                                                  -----------     -----------     -----------
     Total cost of goods sold                                       5,175,128       3,183,404       2,965,323
                                                                  -----------     -----------     -----------
     Gross margin                                                   2,184,074       1,346,716       1,187,251

     Operating and administrative expenses:
       General                                                      1,784,128       1,111,520         999,266
       Related party leases (Notes 4 and 8)                            41,709          50,954          55,601
       Amortization of goodwill                                        16,387           1,385           1,180
                                                                  -----------     -----------     -----------
     Total operating and administrative expenses                    1,842,224       1,163,859       1,056,047
                                                                  -----------     -----------     -----------
     Income from operations                                           341,850         182,857         131,204
     Interest expense                                                 102,094          48,855          48,716
     Recapitalization fees                                                 -                -           1,400
                                                                  -----------     -----------     -----------
     Income before income taxes and extraordinary charge              239,756         134,002          81,088
     Provision for income taxes (Note 6)                               96,445          50,039          30,586
                                                                  -----------     -----------     -----------
     Income before extraordinary charge                               143,311          83,963          50,502
     Extraordinary charge, net of taxes                               (91,210)              -               -
                                                                  -----------     -----------     -----------
     Net income                                                   $    52,101     $    83,963     $    50,502
                                                                  ===========     ===========     ===========
     Basic earnings per common share:
       Income before extraordinary charge                         $      1.37     $      1.05     $      0.61
       Extraordinary charge                                             (0.87)              -               -
                                                                  -----------     -----------     -----------
       Net income                                                 $      0.50     $      1.05     $      0.61
                                                                  ===========     ===========     ===========
       Basic weighted average number of common
         shares outstanding                                           104,520          79,794          83,206
                                                                  ===========     ===========     ===========

     Diluted earnings per common share:
       Income before extraordinary charge                         $      1.31     $      1.00     $      0.58
       Extraordinary charge                                             (0.83)              -               -
                                                                  -----------     -----------     -----------
       Net income                                                 $      0.48     $      1.00     $      0.58
                                                                  ===========     ===========     ===========
       Diluted weighted average number of common and
         common equivalent shares outstanding                         109,591          84,068          86,733
                                                                  ===========     ===========     ===========

See Notes to Supplemental Consolidated Financial Statements.

Fred Meyer, Inc.


Supplemental Consolidated Balance Sheets

                                                                  January 31,     February 1,
     (In thousands)                                                      1998            1997
                                                                  -----------     -----------

     Assets
     Current assets:
          Cash and cash equivalents                               $   117,311     $    63,340
          Receivables                                                 108,496          34,483
          Inventories                                               1,240,866         641,864
          Prepaid expenses and other                                   70,536          49,357
          Current portion of deferred taxes (Note 6)                   90,804          17,226
                                                                  -----------     -----------
     Total current assets                                           1,628,013         806,270

     Property and equipment:
          Buildings, fixtures and equipment                         2,802,757       1,637,964
          Property held under capital leases (Note 8)                  67,542          17,523
          Land                                                        414,616         154,499
                                                                  -----------     -----------
          Total property and equipment                              3,284,915       1,809,986
          Less accumulated depreciation and amortization              852,875         685,925
                                                                  -----------     -----------
     Property and equipment-net                                     2,432,040       1,124,061

     Other assets:
          Goodwill-net                                              1,279,130          38,290
          Other                                                        83,753          27,416
                                                                  -----------     -----------
     Total other assets                                             1,362,883          65,706
                                                                  -----------     -----------
     Total assets                                                 $ 5,422,936     $ 1,996,037
                                                                  ===========     ===========

See Notes to Supplemental Consolidated Financial Statements.

Fred Meyer, Inc.


Supplemental Consolidated Balance Sheets

                                                                                  January 31,     February 1,
(In thousands, except per share data)                                                    1998            1997
                                                                                  -----------     -----------

Liabilities and Stockholders' Equity
Current liabilities:
    Bank overdrafts                                                               $   175,799     $   116,972
    Accounts payable                                                                  590,879         318,677
    Current portion of long-term debt and lease obligations
       (Notes 5 and 8)                                                                 19,650           1,038
    Income taxes payable                                                                    -           6,060
    Accrued expenses:                                                                       -               -
       Compensation                                                                   188,417          72,560
       Insurance and other                                                            218,750          54,304
                                                                                  -----------     -----------
Total current liabilities                                                           1,193,495         569,611

Long-term debt (Note 5)                                                             2,184,794         666,512

Capital lease obligations (Note 8)                                                     82,782          13,227

Deferred lease transactions (Note 8)                                                   38,556          46,318

Deferred income taxes (Note 6)                                                         83,183          47,318

Other long-term liabilities (Note 10)                                                 137,766          10,349

Commitments and contingencies (Notes 8 and 12)                                              -               -

Stockholders' equity (Note 7):
     Preferred stock, $.01 par value (authorized, 100,000 shares in
       1997 and 5,000 shares in 1996; outstanding, none)
     Common stock, $.01 par value (authorized, 400,000 shares
        in 1997 and 200,000 shares in 1996; issued 128,809 shares
        in 1997 and 84,635 shares in 1996; outstanding 128,809 shares
        in 1997 and 80,235 shares in 1996)                                              1,288             851
     Additional paid-in capital                                                     1,173,760         237,695
     Treasury stock (4,400 shares in 1996)                                                  -         (69,773)
     Notes receivable from officers                                                      (298)         (1,394)
     Unearned compensation                                                               (466)           (652)
     Retained earnings                                                                528,076         475,975
                                                                                  -----------     -----------
Total stockholders' equity                                                          1,702,360         642,702
                                                                                  -----------     -----------
Total liabilities and stockholders' equity                                        $ 5,422,936     $ 1,996,037
                                                                                  ===========     ===========
See Notes to Supplemental Consolidated Financial Statements.

Fred Meyer, Inc.


Supplemental Consolidated Statements of Cash Flows

                                                                                 Fiscal Year Ended
                                                                  -------------------------------------------
                                                                  January 31,     February 1,     February 3,
                                                                         1998            1997            1996
                                                                  -----------     -----------     -----------
Cash flows from operating activities:
    Income before extraordinary charge                            $   143,311     $    83,963     $     50,502
    Adjustments to reconcile income before extraordinary
       charge to net cash provided by operating activities:
        Depreciation and amortization of property and equipment       195,318         134,946         122,375
        Amortization of goodwill                                       16,387           1,385           1,180
        Deferred lease transactions                                   (15,833)         (4,944)         (3,384)
        Deferred income taxes                                          17,090          10,548           3,562
        Changes in operating assets and liabilities:                        -               -               -
          Inventories                                                (104,693)        (83,841)        (10,632)
          Other current assets                                          6,592         (20,791)          5,535
          Accounts payable                                            (16,636)        108,692         (41,590)
          Accrued expenses                                            (15,208)         17,219          13,763
          Income taxes                                                 33,369           2,459          21,523
          Other liabilities                                             6,713          (2,682)         (2,085)
        Other                                                         (12,565)        (14,919)            225
                                                                  -----------     -----------     -----------

Net cash provided by operating activities                             253,845         232,035         160,974

Cash flows from investing activities:
    Cash acquired in acquisitions                                      71,635               -               -
    Payments made for acquisitions                                   (425,855)              -         (18,000)
    Receivable from Santee                                              5,375               -               -
    Net sales of investment securities                                      -          12,340           1,110
    Purchases of property and equipment                              (329,374)       (179,898)       (265,098)
    Proceeds from sale of property and equipment                       79,508         126,002          12,123
                                                                  -----------     -----------     -----------
Net cash used for investing activities                               (598,711)        (41,556)       (269,865)

Cash flows from financing activities:
    Issuance of common stock - net                                    227,386           9,278          29,079
    Stock repurchase and related expenses                                   -         (70,099)       (177,850)
    Collection of notes receivable                                      3,062             794             515
    Increase in notes receivable                                       (1,447)           (857)         (2,391)
    Increase (decrease) in bank overdrafts                              9,852          34,590         (12,659)
    Dividends                                                                               -
    Long-term financing:                                                    -               -               -
        Borrowings                                                  1,857,708               -         299,000
        Repayments                                                 (1,697,724)       (154,749)        (43,626)
                                                                  -----------     -----------     -----------
Net cash provided by financing activities                             398,837        (181,043)         92,068
                                                                  -----------     -----------     -----------
Net increase in cash and cash equivalents for the year                 53,971           9,436         (16,823)
Cash and cash equivalents at beginning of year                         63,340          53,904          70,727
                                                                  -----------     -----------     -----------
Cash and cash equivalents at end of year                          $   117,311     $    63,340     $    53,904
                                                                  ===========     ===========     ===========

See Notes to Supplemental Consolidated Financial Statements.

Fred Meyer, Inc.


Supplemental Consolidated Statements of Changes in Stockholders' Equity

                                               Common Stock                     Treasury Stock
                                             -----------------                 ----------------
                                             Number               Additional   Number
                                                 of                  Paid-in       of                       Retained
 (In thousands)                              Shares     Amount       Capital   Shares    Amount    Other    Earnings       Total
                                             ------     ------    ----------   ------    ------    -----    --------  ----------
Balance at January 28, 1995                  45,075       $453      $219,777                       $(256)   $476,824  $  696,798
Two-for-one stock split (Note 7)             45,075        453          (453)                                                ---
Issuance of common stock:
    Private placement                         1,900         19        24,981                                              25,000
    Stock options exercised                     490          5         2,640                                               2,645
    Tax benefits from stock options                                      927                                                 927
    Olson's acquisition                       1,431         14        18,056                                              18,070
    Other                                       159          2         1,431                                               1,433
Purchase and retirement of treasury stock   (13,300)      (133)      (43,377)                               (134,340)   (177,850)
Amortization of unearned compensation                                                                 50                      50
Notes receivable from officers                                                                    (1,839)                 (1,839)
Cash dividend paid on QFC shares                                                                                (974)       (974)
Net income                                                                                                    50,502      50,502
                                             ------     ------    ----------   ------    ------    -----    --------  ----------
Balance at February 3, 1996                  80,830        813       223,982      ---       ---   (2,045)    392,012     614,762
Issuance/purchase of common stock:
    Stock options exercised                   3,507         35         7,966                                               8,001
    Stock bonus                                  20                      166                        (566)                   (400)
    Treasury stock                                                      (326)   4,400  $(69,773)                         (70,099)
    Tax benefits from stock options                                      877                                                 877
    Other                                       278          3         5,030                                               5,033
Amortization of unearned compensation                                                                120                     120
Payment on notes receivable from officers                                                            445                     445
Net income                                                                                                    83,963      83,963
                                             ------     ------    ----------   ------    ------    -----    --------  ----------
Balance at February 1, 1997                  84,635        851       237,695    4,400   (69,773)  (2,046)    475,975     642,702
Issuance of common stock:
    Stock options exercised                   3,077         31        33,361        1       (29)                          33,363
    Stock bonus                                  12                      238                        (238)                    ---
    Tax benefits from stock options                                   12,690                                              12,690
    Fox acquisition                             332          3         9,201                                               9,204
    Smith's acquisition                      33,301        333       719,630                                             719,963
    KUI acquisition                           1,719         17        35,943                                              35,960
    Hughes acquisition                        9,833         98       191,976                                             192,074
    Other                                       301          3         2,089                                               2,092
Amortization of discounted stock options                                 691                                                 691
Amortization of unearned compensation                                                                424                     424
Payment on notes receivable from officers                                                          1,096                   1,096
Retirement of treasury stock                 (4,401)       (48)      (69,754)  (4,401)   69,802                              ---
Net income                                                                                                    52,101      52,101
                                            -------     ------    ----------   ------    ------    -----    --------  ----------
Balance at January 31, 1998                 128,809     $1,288    $1,173,760     ---     $ ---     $(764)   $528,076  $1,702,360
                                            =======     ======    ==========   ======    ======    =====    ========  ==========

See Notes to Supplemental Consolidated Financial Statements.

Notes to Supplemental Consolidated Financial Statements
1. The Company
     Fred Meyer, Inc., a Delaware corporation, and its subsidiaries ("Fred Meyer") operated at January 31, 1998 more than 260 retail stores in a variety of food and drug and multidepartment one-stop-shopping formats located primarily in the Western region of the United States. In addition, the Company operates 258 fine jewelry stores across the United States, including 100 stores in the Company's multidepartment stores. On March 9, 1998, Fred Meyer issued 41.2 million shares of Fred Meyer common stock for all the outstanding stock of Quality Food Centers, Inc. ("QFC"), a supermarket chain operating 89 stores in the Seattle/Puget Sound region of Washington state and 56 Hughes Family Market stores in Southern California. As a result, QFC became a wholly owned subsidiary of Fred Meyer. All references to the "Company" hereafter shall mean the consolidated supplemental company.
     The merger of Fred Meyer and QFC was accounted for as a pooling of interests and the accompanying supplemental financial statements have been restated to give effect to the consolidated results of Fred Meyer and QFC for all years presented. The accompanying Supplemental Consolidated Financial Statements reflect the consolidated results as follows:

                                                  Fred Meyer        QFC       Supplemental
                                                  Historical     Historical      Company
                                                 -----------    -----------   ------------
Fiscal 1997
  Net sales                                      $ 5,481,087    $ 1,878,115   $  7,359,202
  Net income                                          12,094         40,007         52,101
  Diluted earnings per common share                     0.17           1.95           0.48
Fiscal 1996
  Net sales                                        3,724,839        805,281      4,530,120
  Net income                                          58,545         25,418         83,963
  Diluted earnings per common share                     1.05           1.71           1.00
Fiscal 1995
  Net sales                                        3,422,718        729,856      4,152,574
  Net income                                          30,286         20,216         50,502
  Diluted earnings per common share                     0.53           1.28           0.58

2. Summary of Significant Accounting Policies
     Principles of Consolidation--The accompanying financial statements include the consolidated accounts of the Company and its subsidiaries, including QFC which was acquired in March 1998. All significant intercompany transactions and balances have been eliminated.
     Fiscal Year--The Company's fiscal year ends on the Saturday closest to January 31. Fiscal years 1997, 1996, and 1995 ended on January 31, 1998, February 1, 1997, and February 3, 1996, respectively. Operating results for fiscal years 1997, 1996, and 1995 include 52, 52, and 53 weeks, respectively.
     Unless otherwise stated, references to years in this report relate to fiscal years rather than to calendar years.
     Business Segment--The Company's operations consist of one segment, retail sales.
     Cash and Cash Equivalents--The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.
     Inventories--Inventories consist principally of merchandise held for sale and substantially all inventories are stated at the lower of last-in, first-out (LIFO) cost or market. Inventories on a first-in, first-out method, which approximates replacement cost, would have been higher by $51.8 million at January 31, 1998 and $55.5 million at February 1, 1997, respectively. The pretax LIFO income was $3.7 million in 1997, $.9 million in 1996, and $.7 million in 1995.
     Property and Equipment--Property and equipment is stated at cost. Depreciation on owned buildings and equipment is provided using the straight-line method over the estimated useful lives of the related assets of three to 31 years. Amortization of buildings and equipment under capital leases is provided using the straight-line method over the remaining related lease terms of 16 to 40 years. Accumulated amortization of buildings and equipment under capitalized leases was $8.9 million at January 31, 1998 and $7.2 million at February 1, 1997.
     Goodwill--Goodwill is being amortized on a straight-line basis over 15 to 40 years. Goodwill recorded in connection with the Smith's Food & Drug Centers, Inc. (Smith's) and Fox Jewelry Company (Fox) acquisitions is being amortized over 40 and 15 years, respectively. Other previously recorded goodwill continues to be amortized over 30 years. Management periodically evaluates the recoverability of goodwill based upon current and anticipated net income and undiscounted future cash flows. Accumulated amortization was $23.1 million at January 31, 1998 and $6.8 million at February 1, 1997.
     Impairment of Long-lived Assets--The Company reviews and evaluates long-lived assets for impairment when events or circumstances indicate costs may not be recoverable. The net book value of long-lived assets is compared to expected undiscounted future cash flows. An impairment loss would be recorded for the excess of net book value over the fair value of the asset impaired.
     Investment Securities--At January 31, 1998, the carrying value of all debt and equity securities approximated their aggregate fair value. Debt securities are classified as held to maturity and are included in Other Assets.
     Bank Overdrafts--Checks that are issued on zero balance accounts and that have not yet cleared the banks are included in current liabilities.
     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.
     Buying and Promotional Allowances--Vendor allowances and credits that relate to the Company's buying and merchandising activities are recognized as earned.
     Advertising--Advertising costs are expensed as incurred. Advertising costs were $62.9 million in 1997, $40.0 million in 1996, and $42.1 million in 1995.
     Self-insurance--The Company is primarily self-insured for general liability, property loss, worker's compensation and non-union health and welfare. Liabilities for these costs are based on actual claims and actuarial statements for estimates of claims that have been incurred but not reported.
     Pre-opening Costs--All noncapital expenditures incurred in connection with the opening of new or acquired stores and other facilities or the remodeling of existing stores are expensed as incurred.
     Interest Costs--Interest costs are expensed as incurred, except for interest costs which have been capitalized as part of the cost of properties under development. The Company's cash payments for interest (net of capitalized interest of approximately $1.0 million in 1997, $1.4 million in 1996, and $3.8 million in 1995) totaled $97.8 million in 1997, $49.5 million in 1996, and $54.5 million in 1995.
     Income Taxes--Deferred income taxes are provided for those items included in the determination of income or loss in different periods for financial reporting and income tax purposes. Targeted jobs and other tax credits are recognized in the year realized.
     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities (see note 6).
     Cash paid for income taxes was $44.9 million in 1997, $36.9 million in 1996, and $5.6 million in 1995.
     Stock-based Compensation--The Company adopted SFAS No. 123, Accounting for Stock-based Compensation, effective January 1, 1996. As allowed under SFAS No. 123, the Company will continue to measure compensation expense for its stock-based employee compensation plans using the intrinsic value based method, but will provide pro forma disclosures of net income and earnings per share as if the method prescribed by SFAS No. 123 had been applied in measuring compensation expense (see note 7).
     Earnings Per Common Share--The Company adopted SFAS No. 128, Earnings Per Share. SFAS No. 128 requires the dual presentation of basic and diluted earnings per share and other additional disclosures. Basic earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per common share are computed by dividing net income by the weighted average number of common and common equivalent shares outstanding. Common equivalent shares relate to outstanding stock options and warrants. Prior year earnings per common share have been restated to conform with the standards established by SFAS No. 128.

     All share and per share amounts have been restated for the two-for-one stock split. The stock split, effected as a 100 percent stock dividend, was effective on September 30, 1997.
     Reclassifications--Certain prior year amounts have been reclassified to conform to current year presentation. The reclassifications have no effect on reported net income.

3. Acquisitions
     On September 9, 1997, the Company succeeded to the businesses of Fred Meyer, Inc., now known as Fred Meyer Stores, Inc. ("Fred Meyer Stores"), and Smith's Food & Drug Centers, Inc. ("Smith's") as a result of mergers pursuant to the Agreement and Plan of Reorganization and Merger, dated as of May 11, 1997 (the "Smith's Acquisition"). At the closing on September 9, 1997, Fred Meyer Stores and Smith's, a regional supermarket and drug store chain operating 152 stores in the Intermountain and Southwestern regions of the United States, became wholly owned subsidiaries of the Company. The Company issued 1.05 shares of Common Stock of the Company for each outstanding share of Class A Common Stock and Class B Common Stock of Smith's and one share of Common Stock of the Company for each outstanding share of Common Stock of Fred Meyer Stores.
     The Smith's Acquisition was accounted for under the purchase method of accounting. The financial statements reflect the allocation of the purchase price and assumption of certain liabilities and include the operating results of Smith's from the date of acquisition. In total, the Company issued 33.3 million shares of Common Stock to the Smith's stockholders.
     On August 17, 1997, the Company acquired substantially all of the assets and liabilities of Fox in exchange for common stock with a fair value of $9.2 million. The Fox acquisition was accounted for under the purchase method of accounting. The results of operations of Fox do not have a material effect on the consolidated operating results, and therefore are not included in the pro forma data presented.
     On March 19, 1997, the Company acquired the principal operations of Hughes Markets, Inc. ("Hughes"), including the assets and liabilities related to 57 stores located in Southern California and a 50% interest in Santee Dairies, Inc., one of the largest dairy plants in California. The merger was effected through the acquisition of 100% of the outstanding voting securities of Hughes for approximately $360.5 million cash and the assumption of approximately $33.2 million of indebtedness of Hughes.
     The Hughes Acquisition was accounted for under the purchase method of accounting. The financial statements reflect the allocation of the purchase price and assumption of certain liabilities and include the operating results of Hughes from the date of acquisition.
     On February 14, 1997, the Company acquired the principal operations of Keith Uddenberg, Inc. ("KUI"), including assets and liabilities related to 25 stores in the western and southern Puget Sound region of Washington. The merger was effected through the acquisition of 100% of the outstanding voting securities of KUI for $34.5 million cash, 1.7 million shares of common stock and the assumption of approximately $23.8 million of indebtedness of KUI.
     The KUI Acquisition was accounted for under the purchase method of accounting. The financial statements reflect the allocation of the purchase price and assumption of certain liabilities and include the operating results of KUI from the date of acquisition.
     On March 2, 1995, the Company acquired the principal operations of Olson's Food Stores, Inc. ("Olson's"), including assets and liabilities related to 12 Olson's stores, interest in certain stores in various stages of development, and rights to several other future sites. The merger was effected through an acquisition of 100% of the outstanding voting securities of Olson's for $18.0 million cash, 1.4 million shares of common stock and the assumption of approximately $24.0 million of indebtedness of Olson's.
     The Olson's Acquisition was accounted for under the purchase method of accounting. The financial statements reflect the allocation of the purchase price and assumption of certain liabilities and include the operating results of Olson's from the date of acquisition.

        The following unaudited pro forma information presents the results of the Company's operations assuming the Smith's, KUI, and Hughes Acquisitions and the related financings each occurred at the beginning of each period presented (in thousands, except per share data):

                                                            Fiscal Year Ended
                                                       ---------------------------
                                                       January 31,     February 1,
                                                              1998            1997
                                                       -----------     -----------
Net sales                                              $ 9,500,727     $ 8,854,186
Income before extraordinary charge                         169,720         105,038
Net income                                                  78,510          13,828
Diluted earnings per common share:
  Income before extraordinary charge                          1.28            0.81
  Net income                                                  0.59            0.11


     The pro forma financial information does not reflect anticipated annualized operating savings. Additionally, each year includes an extraordinary charge of $91.2 million on the extinguishment of debt as a result of refinancing certain debt. The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of the beginning of each period nor is it necessarily indicative of future operating results.
     The supplemental schedule of business acquisition is as follows (in thousands):

                                                           Fiscal Year Ended
                                                      --------------------------
                                                      January 31,    February 3,
                                                             1998           1996
                                                      -----------    -----------

Fair value of assets acquired                         $ 1,985,604    $    69,246
Goodwill recorded                                       1,252,081
Value of stock issued                                    (765,126)      (18,070)
Liabilities assumed                                    (2,046,704)      (33,176)
                                                      -----------    ----------
Cash paid                                             $   425,855    $   18,000
                                                      ===========    ==========

4. Related-party Transactions
     The Company leases certain store locations and previously leased a distribution center from MetLife, which was a major beneficial stockholder of the Company's stock during the three years ended January 31, 1998. Rents paid to MetLife and other related parties on leases totaled $34.9 million in 1997, $61.8 million in 1996, and $64.0 million in 1995 (see note 8). Rents paid for store locations leased or subleased from related parties are included in operating and administrative expenses. Rents paid to related parties for the leased distribution center were included in cost of goods sold.
     During 1997, the Company paid $4.2 million to Equity Group Investments, Inc. ("EGI") and its affiliated companies for management services and insurance premiums. A former director of QFC is chairman of the board of EGI. Another former director of QFC is president and chief executive officer of EGI. During 1997, the Company paid $1.1 million in legal fees to Rosenberg & Liebentritt, PC (R&L"). A former director of QFC was a principal of R&L from 1980 to September 1997.
     A director of QFC is a member of the board of directors of the Associated Grocers, Inc. ("A.G.") cooperative, which became one of QFC's major suppliers in 1995. Amounts paid to A.G. for products and serviced totaled $191.6 million in 1997, $57.7 million in 1996, and $43.8 million in 1995. As a result of the KUI merger, the Company owns approximately 20% of the non-voting equity of A.G.
     During 1995, the Company assumed a lease for one of its stores included in the Olson's Acquisition (Note 3) for which the landlord is an entity that is controlled by a member of QFC's Board of Directors. Rental payments for the store, which include reimbursements for common area maintenance and real estate taxes, totaled $200,000 in 1997, $200,000 in 1996 and $100,000 during
   1995. The lease terminates in April 2001, with options to renew through April 2035. In addition, the Company purchased approximately $3.2 million in 1997, $1.8 million in 1996, and $1.7 million in 1995 of products from an entity owned by certain family members of the same member of QFC's Board of Directors.

    In August 1993, two partnerships, which included QFC's chairman, acquired a shopping center where the Company leased a store. The Company negotiated with the partnerships for certain property rights and lease modifications, including a 15-year lease term extension, the right to be the exclusive grocery store in the center, and the right to relocate the store to an adjacent site. The Company paid approximately $5.0 million for these rights, which amount was capitalized in property and equipment and is being amortized over 29 years. In August 1996, the Company relocated to a newly constructed store on an owned site adjacent to the center and terminated the existing lease agreement, paying the partnerships a $300,000 lease termination fee. The Company retained all other property rights. Rentals, common area maintenance and real estate tax reimbursements paid to the partnerships were at the same rates paid to the previous owner of the center and totaled approximately $16,000 in 1997, $500,000 in 1996, and $700,000 in 1995.
     In 1995, the Company offered interest-free loans of up to $100,000 each to 19 executives for the purpose of acquiring common stock of the Company. Repayment of these loans is required by June 1998 or upon termination of employment or sale of stock. Outstanding loans under this program amounted to $0.3 million at January 31, 1998 and $1.4 million at February 1, 1997.
     During 1997, the Company paid to QFC's chairman monthly management fees which, in aggregate, totaled $150,000 for management advisory services plus a bonus payment of $0.5 million. For the period of December 31, 1995 through June 16, 1996, $0.7 million was paid to QFC's chairman pursuant to an agreement to pay a management fee of up to 0.2% of sales as compensation for management advisory services, which agreement expired on June 16, 1996. Upon expiration of the agreement, the Company agreed to pay QFC's chairman a monthly fee aggregating $0.3 million, for June 17, 1996 through December 28, 1996, plus a bonus payment of $0.2 million. For the fourth quarter of 1995, in lieu of the management fee, which would have been approximately $0.5 million, the Company granted stock options for 111,910 shares of its stock under the Company's 1993 Executive Stock Option Plan to its chairman. Management fee expense for 1997, 1996 and 1995 was $0.7 million, $1.2 million and $1.0 million, respectively.
     The Company has a management agreement for management and financial services with The Yucaipa Companies ("Yucaipa"), whose managing general partner became the Company's chairman of the board effective September 9, 1997. The agreement provides for annual management fees equal to $0.5 million plus reimbursement of all of Yucaipa's reasonable out-of-pocket costs and expenses. In addition, the Company may retain Yucaipa in an advisory capacity in connection with certain acquisitions or sale transactions, debt and equity financings, or any other services not otherwise covered by the agreement.

5. Long-term Debt
     Long-term debt consisted of the following (in thousands):

                                                                                            January 31,   February 1,
                                                                                                   1998          1997
                                                                                           ------------   -----------
1997 Senior Credit Facility                                                                $  1,300,000
QFC Credit Facility                                                                             214,293   $   145,000
Commercial paper with maturities through July 1, 1998, classified as long-term,                 367,156       283,040
  interest rates of 5.63% to 6.30% at January 31, 1998
QFC 8.7% Senior Subordinated Notes, principal due 2007 with interest payable                    150,000
  semi-annually
Long-term notes secured by trust deeds, due through 2012, fixed interest                         67,875        41,819
  rates from 9.00% to 9.52%
Uncommitted bank borrowings classified as long-term                                              79,000
Long-term notes, unsecured:
  Due 1997 through 1998, interest rate is periodically reset, 6.10% at                                         70,000
    February 1, 1997, paid quarterly
  Due 2000, fixed interest rate of 6.775%, paid quarterly                                                      20,000
Senior notes, unsecured, due 1999 through 2007, fixed interest rates                                          107,500
  from 7.25% to 7.98%
Other                                                                                            22,648
                                                                                           ------------   -----------
Total                                                                                         2,200,972       667,359
Less current portion                                                                             16,178           847
                                                                                           ------------   -----------
Total                                                                                      $  2,184,794   $   666,512
                                                                                           ============   ===========

        In conjunction with the Smith's Acquisition, the Company entered into a new bank credit facility (the "1997 Senior Credit Facility") that refinanced a substantial portion of the Company's indebtedness and indebtedness assumed in the Smith's Acquisition. The 1997 Senior Credit Facility provides a five year $1.03 billion revolving credit facility, a $500.0 million 364-day revolving credit facility and a five year $500.0 million bridge facility. All indebtedness under the 1997 Senior Credit Facility is guaranteed by certain of the Company's subsidiaries. The revolving portion of the 1997 Senior Credit Facility is available for general corporate purposes, including the support of the commercial paper program of the Company. The revolving credit facility and the bridge facility mature on September 9, 2002. Commitment fees are charged at .175% on the unused portion of the five year revolving credit facility and .08% on the unused portion of the 364-day facility. The 364-day facility matures on September 9, 1998 with a one year extension available upon the request of the Company. Interest on the 1997 Senior Credit Facility is at the prime rate plus a margin of .5% or the Adjusted LIBOR plus a margin of .30%. At January 31, 1998, the interest rate was 5.89% on the five year revolving credit facility and 6.21% on the five year bridge facility. No amounts were outstanding under the 364-day revolving credit facility.
        The 1997 Senior Credit Facility requires the Company to comply with certain ratios related to fixed charges and indebtedness to earnings before interest, taxes, depreciation and amortization ("EBITDA"). In addition, the 1997 Senior Credit Facility limits dividends on and redemption of capital stock.
        In conjunction with the Hughes merger, the Company entered into a new credit facility ("QFC Credit Facility") which replaced the credit facility it entered into in connection with the 1995 QFC recapitalization. As of January 31, 1998, the QFC Credit Facility consisted of (i) a $214 million term loan facility, (ii) a $125 million revolving credit facility, and
     (iii) a $75 million reducing revolving credit facility.
        The Company has established uncommitted money market lines with four banks of $125.0 million. These lines, which generally have terms of one year, allow the Company to borrow from the banks at mutually agreed upon rates, usually below the rates offered under the 1997 Senior Credit Facility. The Company also has $500.0 million of unrated commercial paper facilities with three commercial banks. The Company has the ability to support commercial paper and other debt on a long-term basis through its bank credit facilities and therefore, based upon management's intent, has classified these borrowings, which totaled $446.2 million at January 31, 1998, as long-term debt.

        The Company has entered into interest rate swap, cap and collar agreements to reduce the impact of changes in interest rates on its floating rate long-term debt. At January 31, 1998, the Company had outstanding four interest rate contracts for a total notional principal amount of $180.0 million with commercial banks. One swap agreement effectively fixes the Company's interest rate on unrated commercial paper, floating rate facilities and uncommitted lines of credit at 5.20% on a notional principal amount of $15.0 million. This contract expires in 1998. Two cap agreements effectively limit the maximum interest rate the Company will pay at rates between 5.0% and 9.0% on notional principal amounts totaling $35.0 million. These contracts expire through 1999. One collar agreement effectively limits the maximum interest rate the Company will pay at 7.5% and limits the minimum interest rate the Company will pay at 5.3% on a notional principal amount of $130.0 million. This contract expires in 1998.
        The Company has entered into swap and cap agreements to reduce the impact of changes in rent expense on its two lease lines of credit. At January 31, 1998, the Company had outstanding seven rent rate contracts, for a total notional principal amount of $80.0 million, with commercial banks. Three of these agreements effectively fix the Company's rental rate on the lease lines at rates between 6.28% and 6.54% on notional amounts of $40.0 million. The remaining four agreements effectively limit the maximum rental rate the Company will pay at 7.25% on notional amounts totaling $40.0 million. All seven of these contracts expire in 2000. Gains and losses on swaps and caps are amortized over the life of the instruments. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap and cap agreements. The Company requires an "A" or better rating of the counterparties and, accordingly, does not anticipate nonperformance by the counterparties.
        Annual long-term debt maturities for the five fiscal years subsequent to January 31, 1998 are $1.5 million in 1998, $5.1 million in 1999, $369.7 million in 2000, $2.8 million in 2001, and $1,381.6 million in 2002.
        The Company recorded an extraordinary charge of $148.3 million less a $57.1 million income tax benefit which consisted of premiums paid in the prepayment of certain notes and bank facilities of Fred Meyer Stores and Smith's and the write-off of their related deferred financing costs.

6. Income Taxes
     The provision for income taxes includes the following (in thousands):

                                                                Fiscal Year Ended
                                                        -------------------------------------
                                                        January 31   February 1,  February 3,
                                                              1998          1997         1996
                                                        ----------   -----------  -----------
Current                                                 $   80,479   $    39,491  $    27,024
Deferred                                                    15,966        10,548        3,562
                                                        ----------   -----------  -----------
Total                                                   $   96,445   $    50,039  $    30,586
                                                        ==========   ===========  ===========


        A reconciliation between the statutory federal income tax rate to the provision for income taxes is as follows (in thousands):

                                                                Fiscal Year Ended
                                                        ---------------------------------------
                                                        January 31,   February 1,   February 3,
                                                               1998          1997          1996
                                                        -----------   -----------   -----------
Federal income taxes at the statutory rate              $    83,914   $    46,901   $    28,381
State income taxes                                            7,297         2,833         1,466
Effect of goodwill amortization                               5,649           356           290
Other                                                          (415)          (51)          449
                                                        -----------   -----------   -----------
Provision for income taxes                                 $ 96,445      $ 50,039      $ 30,586
                                                        ===========   ===========   ===========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at January 31, 1998 and February 1, 1997 were as follows (in thousands):

                                                        January 31,         February 1,
                                                               1998                1997
                                                        -----------         -----------
Deferred tax assets:
  Capitalized inventory costs                           $     9,945         $     9,660
  Accrued expenses                                           55,664              25,436
  Restructuring related charges                              65,194               4,215
  Deferred lease transactions                                18,932              13,644
  Net operating loss carryforwards                           68,330               3,963
  AMT credits                                                 7,800                   -
  Other                                                      23,712               8,552
                                                        -----------         -----------
Total deferred tax assets                                   249,577              65,470
Valuation allowance                                         (11,708)
                                                        -----------         -----------
Net deferred tax assets                                     237,869              65,470

Deferred tax liabilities:
  Accumulated depreciation                                  185,421              71,544
  Prepaid expenses                                            3,492              13,481
  LIFO inventory                                             41,335               8,790
  Other                                                           -               1,747
                                                        -----------         -----------
Total deferred tax liabilities                              230,248              95,562
                                                        -----------         -----------
Net deferred income taxes                               $    (7,621)        $    30,092
                                                        ===========         ===========
Current deferred income taxes-asset                     $   (90,804)        $   (17,226)
Noncurrent deferred income taxes--liability                  83,183              47,318
                                                        -----------         -----------
Net deferred income taxes                               $    (7,621)        $    30,092
                                                        ===========         ===========


     At January 31, 1998, the Company has net operating loss carryforwards for federal income tax purposes of $197.0 million which expire from 2010 through 2013. In addition, the Company has net operating loss carryforwards for state income tax purposes of $356.4 million which expire from 1998 through 2013. The Company has federal Alternative Minimum Tax ("AMT") credit carryforwards of $7.8 million which are available to reduce future regular taxes in excess of AMT. These credits have no expiration date.

7. Stockholders' Equity
     At January 31, 1998, 21.0 million shares of common stock were reserved for issuance to employees, including officers and directors, and nonemployee agents, consultants and advisors, under stock incentive plans. These plans provide for the granting of incentive stock options, nonqualified stock options, stock bonuses, stock appreciation rights, cash bonus rights and performance units.
     Under the terms of the plans, the option price is determined by the Board of Directors at the time the option is granted. The option price for incentive stock options cannot be less than the fair value of the Company's stock on the date of grant. Nonqualified stock options may not be granted at less than 50% of the fair value on the date of grant.

     Stock Options--Activity under the plans was as follows (in thousands, except per share data):

                                                                          Fiscal Year Ended
                                               ------------------------------------------------------------------
                                                  January 31, 1998       February 1, 1997       February 3, 1996
                                               ---------------------  -------------------   ---------------------
                                                            Weighted             Weighted                Weighted
                                                             Average              Average                 Average
                                                        Option Price         Option Price            Option Price
                                               Shares      Per Share  Shares    Per Share   Shares      Per Share
                                               ------      ---------  ------    ---------   ------      ---------
Outstanding at beginning of year               10,272        $ 12.84   7,709      $ 12.41    6,588        $ 12.30
  Granted                                       5,188          25.09   4,749        14.58    1,892          11.52
  Options added from acquired company           1,595           7.33
  Exercised                                    (3,075)         10.96    (375)        7.81     (490)          5.41
  Cancelled                                      (319)         13.17  (1,811)       16.65     (281)         15.96
                                               ------                 ------                ------
Outstanding at end of year                     13,661          17.26  10,272        12.84    7,709          12.41
                                               ======      =========  ======    =========   ======      =========
Exercisable at end of year                      7,452        $ 12.71   3,665      $ 10.90    3,628        $ 10.52
                                               ======      =========  ======    =========   ======      =========
Weighted-average fair value of
  options granted during the year              $13.30                 $ 6.08                $ 5.90
                                               ======                 ======                ======

     Stock options granted in 1995, 1996, and 1997 expire in 10 years. The options vest over five years, 20 percent each year, beginning at the end of the first year. In conjunction with the Smith's Acquisition, option holders could elect to accelerate to the closing date of September 9, 1997 the vesting of previously unvested options. Accordingly, nearly all options outstanding became fully vested at the closing date. Options outstanding at Smith's became fully vested at the closing date and were converted at the exchange ratio into options exercisable in the Company's Common Stock expiring on the original terms. In conjunction with the QFC Acquisition, all options outstanding at QFC were converted at the exchange ratio into options exercisable in the Company's Common Stock expiring on the original terms. In additions, 629,803 options at QFC became fully vested at March 9, 1998.
     All stock options granted in 1995 and 1996 were granted at an amount equal to or greater than the fair market value on the date prior to the grant date. Accordingly, no compensation was recorded in 1995 and 1996. Compensation expense for options granted in 1997 at an amount below the fair market value was recorded for the amortization of the difference between the market value on the date of grant and the grant price. The amortization was determined on a straight-line basis over the vesting period. The amount charged to operations in 1997 was immaterial.
     The following table summarizes information concerning currently outstanding and exercisable options at January 31, 1998:

                               Options Outstanding                           Options Exercisable
               --------------------------------------------------      ------------------------------

  Range of            Number    Weighted Average         Weighted             Number         Weighted
  Exercise       Outstanding           Remaining          Average        Exercisable          Average
    Prices     (in thousands)   Contractual Life   Exercise Price      (in thousands)  Exercise Price
  --------     -------------    ----------------   --------------      -------------   --------------

  $3 to $9             1,545                 3.2           $ 7.04              1,531           $ 7.10
  10 to 14             5,183                 7.2            12.40              3,583            12.34
  15 to 19             2,863                 8.3            17.05              2,309            16.92
  20 to 29             3,111                 9.6            24.86                 29            20.63
  30 to 36               959                10.0            35.94
                     -------                                                 -------
   3 to 36            13,661                 7.7            17.26              7,452            12.71
                     =======                                                 =======


     Shares available for option were 8.5 million as of January 31, 1998 and 1.9 million as of February 1, 1997. Of the shares available at January 31, 1998,
   1.4 million shares have been approved for grant to employees of the companies that were acquired subsequent to the year end.

     The Company issued a replacement grant election program in 1996 that allowed stock option holders with options granted at more than $13.00 per share to reset the price at $13.00, on up to 1,968,000 options that were previously granted at prices ranging from $13.62 to $20.63. For those who elected to reset their option price to $13.00, the vesting period started over.
     The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for stock options granted at the market value on the date of grant. Had compensation cost for the Company's stock option plans been determined based on the estimated fair value of the options at the date of grant, the Company's net income and income per share would have been reduced to the pro forma amounts below:

                                                          Fiscal Year Ended
                                ---------------------------------------------------------------------
                                   January 31, 1998        February 1, 1997         February 3, 1996
                                --------------------    --------------------    ---------------------
                                 Actual    Pro forma     Actual    Pro forma     Actual     Pro forma
                                -------    ---------    -------    ---------    -------     ---------
Net income (in thousands)       $52,101      $25,849    $83,963      $79,231    $50,502       $48,498
Diluted net income per
  common share                     0.48         0.24       1.00         0.95       0.58          0.56


        The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model based on historical assumptions from Fred Meyer and QFC. The following assumptions were used for grants awarded in each year to option holders of each company:

                                                                                      Fiscal Year Ended
                                                                             --------------------------------------
                                                                             January 31,   February 1,  February 3,
                                                                                    1998          1997         1996
                                                                             -----------   -----------  -----------
 Fred Meyer
Weighted average expected volatility (based on historical volatility)              33.67%        34.97%      40.19%
Weighted average risk-free interest rate                                            6.10%         5.77%       6.01%
Expected term                                                                     5 years       5 years     5 years

QFC
Weighted average expected volatility (based on historical volatility)              43.50%        44.70%      44.70%
Weighted average risk-free interest rate                                            5.50%         5.12%       5.10%
Expected term                                                                     5 years       5 years     5 years


     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to stock options granted prior to 1995. It is anticipated that additional stock options will be granted in future years.
     Other Option--FMI Associates, which was the Company's principal shareholder in 1996, exercised an option in 1996 for the purchase of 3.1 million shares with an aggregate value of $5.1 million.
     Warrant--As part of the Smith's Acquisition, the Company converted a warrant for Smith's stock into a warrant for Fred Meyer stock. The warrant issued to Yucaipa is for the purchase of up to 3.9 million shares of Common Stock at an exercise price of $23.81 per share. Half of the warrant expires in 2005 and half expires in 2006. Additionally, at the option of Yucaipa, the warrant is exercisable without the payment of cash consideration. Under this condition, the Company will withhold upon exercise the number of shares having a market value equal to the aggregate exercise price from the shares issuable.
     Management Bonus--In 1996, the Company awarded a stock bonus to a corporate officer for 20,000 shares totaling $291,250. Shares vest annually over five years.
     In 1997, the Company awarded stock bonuses to corporate officers for 3,000 shares totaling $60,562 that vest annually over five years and 8,606 shares totaling $177,498 that vest annually over three years.
     Nonemployee Directors Stock Compensation Plan--In 1996, the Company purchased 25,116 shares of its common stock at market prices for the benefit of six of its nonemployee directors in lieu of a portion of current and future Board of Director fee payments. The cost of the shares totaled $400,103 and became fully vested in conjunction with the Smith's Acquisition.
     QFC Recapitalization--On March 29, 1995, QFC completed a recapitalization plan, including a self-tender offer under which QFC purchased 13.3 million shares of common stock at a price of $13.16 per share payable in cash, and entered into a $220.0 million credit facility to finance the tender offer, the Olson's Acquisition and provide additional capital. Additionally, QFC sold 1.9 million newly issued shares of common stock to Zell/Chilmark Fund L.P. at $13.16 per share on March 29, 1995. To reflect the net reduction in stockholders' equity resulting from the recapitalization, QFC's retained earnings were reduced to zero at the beginning of the second quarter of 1995 and allocated the remaining amount as a reduction to common stock.
     Fees paid in connection with the recapitalization aggregated approximately $4.3 million. During 1995, $1.4 million of these fees were recorded as a one-time expense and $2.9 million were recorded as a direct reduction to stockholders' equity.
     Stock Split--On September 5, 1997, the Executive Committee of the Board of Directors declared a two-for-one stock split, to be effected in the form of a 100% stock dividend. As a result, 63.8 million shares were issued on September 30, 1997 to shareholders of record on September 19, 1997. Par value remained at $.01 per share as a result of transferring $638,000 to common stock from additional paid-in capital.
     All references to the number of shares and to per share information in the consolidated financial statements and notes thereto have been adjusted to reflect the stock split on a retroactive basis.

8. Leases
     The Company leases or subleases property and equipment used in its operations. The terms of certain leases include renewal options, escalation clauses, percentage rents based on sales, or payment of executory costs such as property taxes, utilities, insurance and maintenance. Portions of certain properties are subleased to others for periods of from one to 20 years.
     At January 31, 1998, minimum rentals under noncancelable leases for future fiscal years were as follows (in thousands):

                                                          Operating  Capitalized         Less           Net
 Fiscal Year                                                 Leases       Leases    Subleases       Rentals
--------------------------------------------------      -----------  -----------    ---------   -----------
1998                                                    $   183,397  $    13,062    $  35,896   $   160,563
1999                                                        178,690       13,138       33,551       158,277
2000                                                        172,562       12,733       31,134       154,161
2001                                                        170,621       11,783       29,031       153,373
2002                                                        162,052       10,771       27,024       145,799
Thereafter                                                1,745,865      146,575      293,526     1,598,914
                                                        -----------  -----------    ---------   -----------
Total                                                   $ 2,613,187      208,062    $ 450,162   $ 2,371,087
                                                        ===========                 =========   ===========
Less imputed interest                                                    121,927
                                                                     -----------
Present value of minimum rental payments                                  86,135
Less current portion                                                       3,353
                                                                     -----------
Capitalized lease obligations                                        $   82,782
                                                                     ===========


     Rent expense under operating leases, including executory costs, were as follows (in thousands):

                                                                  Fiscal Year Ended
                                                        -------------------------------------
                                                        January 31,  February 1,  February 3,
                                                               1998         1997         1996
                                                        -----------  -----------  -----------
Minimum rent expense                                    $   152,393  $   104,595  $    97,052
Contingent rent expense                                       4,589        2,962        3,084
Rent income from subleases                                  (23,179)     (16,259)     (14,717)
                                                        -----------  -----------  -----------
Net rent expense                                        $   133,803  $    91,298  $    85,419
                                                        ===========  ===========  ===========


     At January 31, 1998, deferred lease transactions consisted of unamortized gains on lease financing transactions and cumulative net excess of rent expense over cash rents. The gains on lease financing transactions included the differences between property held under capital leases and capital lease obligations at the time of amendments to the capital leases which resulted in the leases qualifying as operating leases and gains resulting from sale-leaseback transactions. The gains are being amortized over the remaining life of the respective leases. The excess rent expense over cash rents results from charging to operations the average rent over the primary lease term on leases with escalating rent payments.

     On February 4, 1997, in a series of transactions with MetLife, the Company purchased, for approximately $49.0 million, six stores previously leased from MetLife and an option to purchase parcels at 18 of the 29 stores which the Company will continue to lease from MetLife. Additionally, the Company entered into new 25-year leases on these remaining 29 stores that will result in reduced rents. A distribution center that was leased to the Company by MetLife was sold to a third party who leased the center to the Company at reduced rates.
     In 1996 and 1997, the Company completed sale-leaseback transactions on 13 stores. The proceeds from the transactions were used to repay outstanding indebtedness on credit lines and for general working capital purposes. The initial lease terms are for 21 to 23 years and are subject to renewal at the option of the Company. The annual rent obligation, including amortization of fees and deferred gain, is approximately $12.1 million.
     On September 9, 1997, the Company entered into a $270.0 million five-year operating lease facility which was used to replace the leases on 17 existing leased stores and to finance the construction of three new stores. Lease payments are based on LIBOR applied to the utilized portion of the facility. As of January 31, 1998, the Company had utilized $251.0 million on the facility.
     On January 28, 1998, the Company entered into a $53.0 million 90-day operating lease facility. Lease payments are based on LIBOR applied to the utilized portion of the facility. As of January 31, 1998, the Company had utilized $52.0 million on the facility.

9. Employee Benefit Plans
     Employees' Profit-sharing Plan--Profit-sharing contributions under this Plan, which covers nonunion employees of Fred Meyer Stores, are made to a trust fund held by a third-party trustee. Contributions are based on the Company's pretax income, as defined, at rates determined by the Board of Directors and are not to exceed amounts deductible under applicable provisions of the Internal Revenue Code. In 1994, the Company added an annual 1% basic contribution to all eligible employees' accounts subject to normal plan vesting. The Company expensed $9.1 million in 1997, $7.7 million in 1996, and $6.4 million in 1995 for these contributions.
     The Company also maintains a defined contribution profit-sharing plan which covers nonunion employees of QFC who meet certain service requirements. Contributions to the plan are based on a percentage of gross wages and are made at the discretion of the Company. The Company expensed $0.9 million in 1997, $0.6 million in 1996, and $0.5 million in 1995.
     Multiemployer Pension Plans--The Company contributes to multiemployer pension plan trusts at specified rates in accordance with collective bargaining agreements. Contributions to the trusts were $35.1 million in 1997, $13.6 million in 1996, and $13.0 million in 1995. The Company's relative positions in these plans with respect to the actuarial present value of the accumulated benefit obligation and the projected benefit obligation, net assets available for benefits and the assumed rates of return used by the plans are not determinable.
     Employee Stock Purchase Plan--The Company has a noncontributory employee stock purchase plan that allows employees to purchase stock in the Company at market prices via payroll deductions. The Company pays all brokerage fees associated with the purchase of the stock and administrative fees. The Company also pays a ten percent cash bonus at year end based on the number of shares purchased and held during the previous calendar year and the market price at year end. The plan is available to all employees over age 18 who have completed six months of continuous employment with the Company.
     Supplemental Retirement Program--The Company has a supplemental retirement program for senior management, selected vice presidents and selected key individuals. Program provisions are as follows:
     Senior Management--The plan is funded with life insurance contracts on the lives of the participants. The Company is the owner of the contracts and made annual contributions per participant of $35,000 in 1997 and $25,000 in 1996 and 1995. Total contributions were $865,000 in 1997, $400,000 in 1996, and $350,000 in 1995. Retirement age under the plan is normally 62 with an alternative age of 65, at which point the Company will make 15 annual benefit payments to the executive.
     Selected Vice Presidents and Selected Key Individuals--The Company will contribute annually a percentage of each participant's gross salary. The plan is funded with life insurance contracts on participants age 54 and younger and variable annuity contracts for participants age 55 and older. Each participant is the owner of his/her respective contract.

     Pension Plan--The Company maintains a defined benefit pension plan for all permanent, nonunion employees of Smith's which provides for normal retirement at age 65. Employees are eligible to join when they complete at least one year of service and have reached age 21. The benefits are based on years of service and stated amounts associated with those years of service. The Company's current funding policy is to contribute annually up to the maximum amount deductible for federal income tax purposes. Net pension cost charged to operations from the date of acquisition to year end includes the following components (in thousands):

                                                                            Fiscal Year Ended
                                                                             January 31, 1998
                                                                            -----------------
Service cost - present value of benefits earned during the period               $ 1,066
Interest cost on projected benefit obligation                                     1,184
Actual return on plan assets                                                     (1,658)
Net amortization and deferral                                                      (318)
                                                                                -------
Net pension cost                                                                $   274
                                                                                =======

     The following table presents the plan's funded status and amounts recognized in the Company's consolidated balance sheets (in thousands):

                                                                                January 31,
                                                                                       1998
                                                                                -----------
Actuarial present value of accumulated benefits based on service rendered to date:
  Vested                                                                        $    44,014
  Non-vested                                                                          2,044
                                                                                -----------
                                                                                     46,058
Fair value of plan assets (primarily in equity and fixed income funds)               58,266
                                                                                -----------
Fair value of plan assets in excess of projected benefit obligation                  12,208
Unrecognized net loss                                                                 4,897
                                                                                -----------
Net prepaid pension cost                                                        $    17,105
                                                                                ===========

     The weighted average discount rate used to determine the actuarial present value of the projected benefit obligation was 7%. The expected long-term rate of return on plan assets was 9%.

10. Other Postretirement Benefits
     For employees who qualified prior to January 1, 1994, the Company sponsored a retiree health plan for postretirement health care coverage with eligibility requirements and benefits varying by region of the Company.
     Under this plan, the Company contributes 100% of the premiums of the basic plan for retired salaried employees qualifying under eligibility requirements which specify minimum age and years of continuous service at age 60 with 25 years of service, age 62 with 20 years of service and age 65 with 15 years of service.
     For retired salaried and hourly employees between the ages of 62 to 65 years and having completed minimum continuous service of 15 years, the retiree pays premiums at current employee rates.
     As of January 1, 1994, the Company changed the eligibility requirements and benefits available under the retiree health plan. For all salaried and non-union hourly employees in all regions who retire after January 1, 1994, eligibility requirements changed to a minimum of 60 years of age with 10 years of continuous service. Under the revised plan, the retiree pays premiums at current employee rates.

     The following table sets forth the plan's funded status, reconciled with the amount shown in the Company's balance sheets (in thousands):

                                                                                January 31,  February 1,
                                                                                       1998         1997
                                                                                -----------  -----------
Accumulated postretirement benefit obligation:
  Current retirees                                                              $     1,362  $     1,289
  Fully eligible plan participants                                                      891          877
  Other active plan participants                                                      5,153        3,598
                                                                                -----------  -----------

Accumulated postretirement benefit obligation in excess of plan assets                7,406        5,764

Unrecognized transition obligation                                                   (1,169)      (1,253)
Unrecognized prior service cost                                                        (241)        (283)
Unrecognized net gain (loss)                                                           (610)         257
                                                                                -----------  -----------

Accrued postretirement benefit cost                                             $     5,386  $     4,485
                                                                                ===========  ===========
Weighted average discount rate                                                          6.8%         8.0%
                                                                                ===========  ===========
Net periodic postretirement benefit cost included
   the following components (in thousands):

                                                                                    Fiscal Year Ended
                                                                                ------------------------
                                                                                January 31,  February 1,
                                                                                       1998         1997
                                                                                -----------  -----------
  Service cost-benefits attributed to service during the period                 $       454  $       411
  Interest cost on accumulated postretirement benefit obligation                        455          410
  Amortization of transition obligation over 20 years                                   125          125
                                                                                -----------  -----------
Net periodic postretirement benefit cost                                        $     1,034  $       946
                                                                                ===========  ===========

     The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation were as follows:
     Under Medicare Retirement Age--6% for one year, then grading down to 4.5% by the year 2001, and
     Medicare Retirement Age and Over--5% for one year, then grading down to 4.5% in 1999.
     The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation by $1.1 million at January 31, 1998 and February 1, 1997 and increase the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by $191,000 in 1997 and $169,000 in 1996.

11. Estimated Fair Value of Financial Instruments
     The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies as shown below. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could actually realize.
     Management is not aware of any factors that would significantly change the estimated fair value amounts shown below. A comprehensive revaluation for purposes of these financial statements has not been performed since January 31, 1998, and current estimates of fair value may differ from the amounts presented herein. The Company is not subjected to a concentration of credit risk.
     Cash and Cash Equivalents, Receivables, Prepaid Expenses and Other Current Assets, Other Long-term Assets, Outstanding Bank Overdrafts and Accounts Payable--The carrying amounts of these items are a reasonable estimate of their fair value.

     Long-term Debt and Interest Rate Agreements--The amount of long-term debt included in the balance sheet approximates its fair value at January 31, 1998. The fair value of notes, mortgages and real estate assessments payable is estimated by discounting expected future cash flows. The discount rate used is the rate currently available to the Company for issuance of debt with similar terms and remaining maturities. The amounts for commercial paper and bid lines of credit under the revolving credit agreement (see Note 5) approximates fair value at January 31, 1998.
     The fair value of interest rate or rent rate swap and cap agreements is the estimated settlement amount. At January 31, 1998, the Company could settle the various swap agreements at a loss of $699,000 and various cap agreements at a loss of $525,000. The value is determined based on the notional amount of each cap and swap, its term and the difference in rates between the date of measurement and when the cap or swaps were initiated.

12. Commitments and Contingencies
     The Company and its subsidiaries are parties to various legal claims, actions and complaints, certain of which involve material amounts. Although the Company is unable to predict with certainty whether or not it will ultimately be successful in these legal proceedings or, if not, what the impact might be, management presently believes that disposition of these matters will not have a material adverse effect on the Company's consolidated financial statements.

13. Subsequent Events
     On November 6, 1997, the Company entered into separate merger agreements with Quality Food Centers, Inc. ("QFC"), a supermarket chain operating 89 stores in the Seattle/Puget Sound region of Washington state and 56 Hughes Family Market stores in Southern California, and Food 4 Less Holdings, Inc. ("Ralphs/Food 4 Less"), a supermarket chain operating 409 stores primarily in Southern California and Northern California (see Note 1 for the QFC Acquisition).
     Ralphs/Food 4 Less Acquisition. At the closing on March 10, 1998, Ralphs/Food 4 Less became a wholly-owned subsidiary of the Company. The Company issued 21.7 million shares of common stock of the Company for all of the equity interests of Ralphs/Food 4 Less. The acquisition will be accounted for under the purchase method of accounting. The accompanying financial statements do not reflect any adjustments as a result of the Ralphs/Food 4 Less Acquisition.
     Debt Refinancing. In conjunction with the acquisitions, the Company entered into new financing arrangements that refinanced a substantial portion of the Company's principal debt facilities and indebtedness assumed in the acquisitions of QFC and Ralphs/Food 4 Less. The new credit facilities include a public issue of $1.75 billion senior unsecured notes and bank credit facilities which include a $1.875 billion five-year revolving credit agreement and a $1.625 billion five-year term note. The unsecured notes were issued with $250 million of five-year notes at 7.15%, $750 million of seven-year notes at 7.38%, and $750 million of ten-year notes at 7.45%. At closing on March 11, 1998, the Company utilized $2.765 billion of the bank credit facilities. An additional $403 million was used to support the Company's commercial paper program. The remaining $332 million was available at March 11, 1998 for general corporate purposes. A commitment fee of .30% will be charged on the unused portion of the five-year revolving credit agreement. Interest on the revolving credit agreement and term notes will be at the Adjusted LIBOR plus a margin of 1.0%.
     In addition to the new credit facilities, the Company entered into a $500 million five-year operating lease facility which refinanced $303 million in existing lease financing facilities. The balance of this lease facility will be used for land and construction costs for new stores.

14. Selected Quarterly Financial Data (Unaudited) (in thousands, except per share data)

                                                  First       Second         Third     Fourth(1)       Total
                                             ----------   ----------    ----------   ----------   ----------
Fiscal 1997
Net sales                                    $1,593,437   $1,457,602    $1,945,543   $2,362,620   $7,359,202
Gross margin                                    472,084      433,782       575,104      703,104    2,184,074
Income from operations                           55,297       65,247        79,930      141,376      341,850
Income before extraordinary charge               22,513       29,452        28,665       62,681      143,311
Extraordinary charge                                                       (91,210)                  (91,210)
Net income (loss)                                22,513       29,452       (62,545)      62,681       52,101
Basic earnings per common share:
  Income before extraordinary charge 2       $     0.27   $     0.32    $     0.24   $     0.49   $     1.37
  Extraordinary charge                                                       (0.77)                    (0.87)
                                             ----------   ----------    ----------   ----------   ----------
  Net income (loss) 2                        $     0.27   $     0.32    $    (0.53)  $     0.49   $     0.50
                                             ==========   ==========    ==========   ==========   ==========
  Weighted average number
    of shares outstanding                        84,758       93,175       118,331      128,319      104,520
                                             ==========   ==========    ==========   ==========   ==========
Diluted earnings per common share:
  Income before extraordinary charge 2       $     0.25   $     0.30    $     0.23   $     0.46   $     1.31
  Extraordinary charge                                                       (0.74)                    (0.83)
                                             ----------   ----------    ----------   ----------   ----------
  Net income (loss) 2                        $     0.25   $     0.30    $    (0.51)  $     0.46   $     0.48
                                             ==========   ==========    ==========   ==========   ==========
  Weighted average number
    of shares outstanding                        88,335       97,207       123,546      136,007      109,591
                                             ==========   ==========    ==========   ==========   ==========


                                                 First       Second         Third     Fourth (3)      Total
                                             ----------   ----------    ----------   ----------   ----------
Fiscal 1996
Net sales                                    $1,277,059   $1,040,847    $1,019,023   $1,193,191   $4,530,120
Gross margin                                    373,343      311,509       300,077      361,787    1,346,716
Income from operations                           42,162       45,070        29,748       65,877      182,857
Net income                                       16,245       21,212        12,198       34,308       83,963
Basic earnings per common share:
  Net income 4                               $     0.20   $     0.26    $     0.16   $     0.44   $     1.05
                                             ==========   ==========    ==========   ==========   ==========
  Weighted average number
    of shares outstanding                        80,840       81,075        78,463       78,342       79,794
                                             ==========   ==========    ==========   =---======   ==========
Diluted earnings per common share:
  Net income 4                               $     0.19   $     0.25    $     0.15   $     0.42   $     1.00
                                             ==========   ==========    ==========   ==========   ==========
  Weighted average number
    of shares outstanding                        84,571       85,380        83,520       82,103       84,068
                                             ==========   ==========    ==========   ==========   ==========

     1 The LIFO adjustment in the fourth quarter of 1997 increased gross margin and income from operations by $9,417, income before extraordinary charge and net income by $5,814 and diluted earnings per common share by $.06.

     2 In 1997, the sum of the four quarters earnings per common share does not equal the annual amount due to the acquisition of Smith's and the two-for-one stock split in the third quarter.

     3 The LIFO adjustment in the fourth quarter of 1996 increased gross margin and income from operations by $5,386, net income by $3,339 and diluted earnings per common share by $.06.

     4 In 1996, the sum of the four quarters earnings per common share does not equal the annual amount due to the purchase by the Company in October
       1996 of 4,400 shares of its common stock.

Independent Auditors' Report

     To the Shareholders and Board of Directors of Fred Meyer, Inc.:

     We have audited the accompanying supplemental consolidated balance sheets of Fred Meyer, Inc. and subsidiaries as of January 31, 1998 and February 1, 1997, and the related supplemental consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three fiscal years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. These supplemental financial statements give retroactive effect to the merger with Quality Food Centers, Inc. on March 9, 1998, which has been accounted for as a pooling of interests as described in Note 1.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such supplemental consolidated financial statements present fairly, in all material respects, the financial position of Fred Meyer, Inc. and subsidiaries at January 31, 1998 and February 1, 1997, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 31, 1998 after giving effect to the merger with Quality Food Centers, Inc. as described in Note 1, in conformity with generally accepted accounting principles.


     DELOITTE & TOUCHE LLP

     Portland, Oregon
     March 23, 1998